Exhibit 4.1

SERIES D CONVERTIBLE PREFERRED STOCK PURCHASE
AGREEMENT

Dated as of March 16, 2006

among

DIRT MOTOR SPORTS, INC.

and

THE PURCHASERS LISTED ON EXHIBIT A

     SERIES D CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

     This SERIES D CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) is dated as of March 16, 2006 by and among Dirt Motor Sports, Inc., a Delaware corporation (the “Company”), and each of the Purchasers of shares of Series D Convertible Preferred Stock of the Company whose names are set forth on Exhibit A hereto (individually, a “Purchaser” and collectively, the “Purchasers”).

     The parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Preferred Stock

          Section 1.1 Purchase and Sale of Stock. Upon the following terms and conditions, the Company shall issue and sell to the Purchasers and each of the Purchasers shall purchase from the Company, the number of shares of the Company’s Series D Convertible Preferred Stock, par value $.01 per share (the “Preferred Shares”), at a purchase price of Three Thousand Dollars ($3,000) per share, set forth opposite such Purchaser’s name on Exhibit A hereto. Upon the following terms and conditions, each of the Purchasers shall be issued Series D Warrants, in substantially the form attached hereto as Exhibit B (the “Warrants”), to purchase the number of shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”) set forth opposite such Purchaser’s name on Exhibit A hereto. The aggregate purchase price for the Preferred Shares and the Warrants shall be TWELVE MILLION DOLLARS ($12,000,000) (the “Purchase Price”). The designation, rights, preferences and other terms and provisions of the Series D Convertible Preferred Stock are set forth in the Certificate of Designation of the Relative Rights and Preferences of the Series D Convertible Preferred Stock attached hereto as Exhibit C (the “Certificate of Designation”). The Company and the Purchasers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) or Section 4(2) of the Securities Act.

          Section 1.2 The Conversion Shares. The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, a number of shares of Common Stock equal to at least one hundred twenty percent (120%) of the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares and exercise of the Warrants then outstanding, in each case, without regard for any limitations on conversion or exercise. Any shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants (and such shares when issued) are herein referred to as the “Conversion Shares” and the “Warrant Shares”, respectively. The Preferred Shares, the Conversion Shares and the Warrant Shares are sometimes collectively referred to as the “Shares”.

          Section 1.3 Purchase Price and Closing. The Company agrees to issue and sell to the Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase that number of the Preferred Shares and Warrants set forth opposite their respective names on Exhibit A. The aggregate Purchase Price of the Preferred Shares and Warrants being acquired by each Purchaser is set forth opposite such Purchaser’s name on Exhibit A. The closing of the purchase and sale of the Preferred Shares and Warrants shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 (the “Closing”) at 1:00 p.m. (eastern time) or at such other time and place as the Purchasers and the Company may agree upon, upon the satisfaction of each of the conditions set forth in Article IV hereof (the “Closing Date”). Funding with respect to the Closing shall take place by wire transfer of immediately available funds on or prior to the Closing Date.

          Section 1.4 Series D Warrants. The Company agrees to issue to each of the Purchasers Warrants to purchase 300 shares of Common Stock for each Preferred Share purchased. The number of shares of Common Stock issuable upon exercise of each Purchaser’s Warrants issued pursuant to this Agreement is set forth opposite such Purchaser’s name on Exhibit A hereto. The Warrants shall expire five (5) years from the Closing Date and shall have an exercise price per share equal to $4.50.

          Section 1.5 Exchange of Promissory Notes. The Company acknowledges and agrees that a portion of the Purchase Price shall be paid by certain Purchasers exchanging certain promissory notes issued by the Company to such Purchasers. Prior to or at the Closing, such Purchasers shall surrender for cancellation to the Company such promissory notes as more fully set forth on Schedule 1.5 hereto and upon the Closing, such Purchasers shall receive in exchange for the surrender of its promissory notes a number of Preferred Shares and Warrants as set forth on Exhibit A attached hereto. The number of Preferred Shares to be issued to each Purchaser who is exchanging promissory notes pursuant to this Section 1.5 shall be in an amount equal to the quotient of (A) one hundred ten percent (110%) of the principal amount plus all accrued interest outstanding under the promissory notes divided by (B) the purchase price for each Preferred Share.

ARTICLE II

Representations and Warranties

          Section 2.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchasers, except as set forth in the Company’s disclosure schedule delivered with this Agreement as follows:

          (a) Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company does not have any subsidiaries except as set forth in the Company’s Form 10-KSB for the year ended September 30, 2005 and the Company’s Form 10KSB for the transition period from October 1, 2005 to December 31, 2005, including the accompanying financial statements (collectively, the “Form 10-KSB”), or in the Company’s Form 10-QSB for the fiscal quarters ended June 30, 2005, March 31, 2005 and December 31, 2004 (collectively, the “Form 10-QSB”), or on Schedule 2.1(a) hereto. The Company and each such subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect (as defined in Section 2.1(c) hereof) on the Company’s financial condition.

          (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement attached hereto as Exhibit D (the “Registration Rights Agreement”), the Irrevocable Transfer Agent Instructions (as defined in Section 3.14), the Certificate of Designation, and the Warrants (collectively, the “Transaction Documents”) and to issue and sell the Shares and the Warrants in accordance with the terms hereof. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Company. The other Transaction Documents will have been duly executed and delivered by the Company at the Closing. Each of the Transaction Documents constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

          (c) Capitalization. The authorized capital stock of the Company and the shares thereof currently issued and outstanding as of the date hereof are set forth on Schedule 2.1(c) hereto. All of the outstanding shares of the Company’s Common Stock and Series D Convertible Preferred Stock and other shares of preferred stock have been duly and validly authorized. Except as set forth in this Agreement and the Registration Rights Agreement and as set forth on Schedule 2.1(c) hereto, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in this Agreement and the Registration Rights Agreement or on Schedule 2.1(c), there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities or as set forth on Schedule 2.1(c) hereto, the Company is not a party to any agreement granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities. The Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. Except as set forth on Schedule 2.1(c) hereto, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable Federal and state securities laws, and no stockholder has a right of rescission or claim for damages with respect thereto which would have a Material Adverse Effect (as defined below) on the Company’s financial condition or operating results. The Company has furnished or made available to the Purchasers true and correct copies of the Company’s Certificate of Incorporation as in effect on the date hereof (the “Certificate”), and the Company’s Bylaws as in effect on the date hereof (the “Bylaws”). For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects, or financial condition of the Company and its subsidiaries and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under this Agreement in any material respect.

          (d) Issuance of Shares. The Preferred Shares and the Warrants to be issued at the Closing have been duly authorized by all necessary corporate action and the Preferred Shares, when paid for or issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and nonassessable and entitled to the rights and preferences set forth in the Certificate of Designation. When the Conversion Shares and the Warrant Shares are issued in accordance with the terms of the Certificate of Designation and the Warrants, respectively, such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, and the holders shall be entitled to all rights accorded to a holder of Common Stock.

          (e) No Conflicts. Except as set forth on Schedule 2.1(e) hereto, the execution, delivery and performance of the Transaction Documents by the Company, the performance by the Company of its obligations under the Certificate of Designation and the consummation by the Company of the transactions contemplated herein and therein do not and will not (i) violate any provision of the Company’s Certificate or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which it or its properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases other than violations pursuant to clauses (i) and (iv) above, for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The business of the Company and its subsidiaries is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations which singularly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under Federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents, or issue and sell the Preferred Shares, the Warrants, the Conversion Shares and the Warrant Shares in accordance with the terms hereof or thereof (other than any filings which may be required to be made by the Company with the Commission or state securities administrators subsequent to the Closing, any registration statement which may be filed pursuant hereto, and the Certificate of Designation); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchasers herein.

          (f) Commission Documents, Financial Statements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, since December 31, 2005, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”). The Company has delivered or made available to each of the Purchasers true and complete copies of the Commission Documents filed with the Commission since December 31, 2005. The Company has not provided to the Purchasers any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. At the times of their respective filings, the Form 10-KSB and the Form 10-QSB complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and, as of their respective dates, none of the Form 10-KSB and the Form 10-QSB contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (g) Subsidiaries. Schedule 2.1(g) hereto sets forth each subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of each person’s ownership. For the purposes of this Agreement, “subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries. All of the outstanding shares of  capital stock of each subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any subsidiary for the purchase or acquisition of any shares of capital stock of any subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock. Neither the Company nor any subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence. Neither the Company nor any subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any subsidiary.

          (h) No Material Adverse Change. Since December 31, 2005, the Company has not experienced or suffered any Material Adverse Effect, except as disclosed on Schedule 2.1(h) hereto.

          (i) No Undisclosed Liabilities. Except as set forth on Schedule 2.1(i) hereto, neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company’s or its subsidiaries respective businesses since December 31, 2005 and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company or its subsidiaries.

          (j) No Undisclosed Events or Circumstances. Except as set forth on Schedule 2.1(j) hereto, no event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

          (k) Indebtedness. The Form 10-KSB, Form 10-QSB or Schedule 2.1(k) hereto sets forth as of a recent date all outstanding secured and unsecured Indebtedness of the Company or any subsidiary, or for which the Company or any subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $25,000 due under leases required to be capitalized in accordance with GAAP. Except as set forth on Schedule 2.1(k), neither the Company nor any subsidiary is in default with respect to any Indebtedness.

          (l) Title to Assets. Each of the Company and the subsidiaries has good and marketable title to all of its real and personal property reflected in the Form 10-KSB, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those disclosed in the Form 10-KSB, Form 10-QSB or on Schedule 2.1(l) hereto or such that, individually or in the aggregate, do not cause a Material Adverse Effect on the Company’s financial condition or operating results. All said leases of the Company and each of its subsidiaries are valid and subsisting and in full force and effect.

          (m) Actions Pending. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or any other proceeding pending or, to the knowledge of the Company, threatened against the Company or any subsidiary which questions the validity of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the Form 10-KSB, Form 10-QSB or on Schedule 2.1(m) hereto, there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or any other proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets. Except as set forth in the Form 10-KSB, Form 10-QSB or Schedule 2.1(m) hereto, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any subsidiary or any officers or directors of the Company or subsidiary in their capacities as such.

          (n) Compliance with Law. The business of the Company and the subsidiaries has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as set forth in the Form 10-KSB, Form 10-QSB, or such that, individually or in the aggregate, do not cause a Material Adverse Effect. The Company and each of its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (o) Taxes. Except as set forth in the Form 10-KSB or in the Form 10-QSB, the Company and each of the subsidiaries has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company and the subsidiaries for all current taxes and other charges to which the Company or any subsidiary is subject and which are not currently due and payable. None of the federal income tax returns of the Company or any subsidiary have been audited by the Internal Revenue Service. The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company or any subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.

          (p) Certain Fees. Except as set forth in this Agreement or on Schedule 2.1(p) hereto, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any subsidiary or any Purchaser with respect to the transactions contemplated by this Agreement.

          (q) Disclosure. To the best of the Company’s knowledge, neither this Agreement or the Schedules hereto nor any other documents, certificates or instruments furnished to the Purchasers by or on behalf of the Company or any subsidiary in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

          (r) Operation of Business. The Company and each of the subsidiaries owns or possesses all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations as set forth in the Form 10-KSB, Form 10-QSB and on Schedule 2.1(r) hereto, and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without any conflict with the rights of others.

          (s) Environmental Compliance. The Company and each of its subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws. The Form 10-KSB or Form 10-QSB describes all material permits, licenses and other authorizations issued under any Environmental Laws to the Company or its subsidiaries. “Environmental Laws” shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. The Company has all necessary governmental approvals required under all Environmental Laws and used in its business or in the business of any of its subsidiaries. The Company and each of its subsidiaries are also in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws. Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its subsidiaries that violate or may violate any Environmental Law after the Closing Date or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

          (t) Books and Record Internal Accounting Controls. The books and records of the Company and its subsidiaries accurately reflect in all material respects the information relating to the business of the Company and the subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any subsidiary. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions is taken with respect to any differences.

          (u) Material Agreements. Except as set forth in the Form 10-KSB, Form 10-QSB or on Schedule 2.1(u) hereto, neither the Company nor any subsidiary is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-3 or applicable form (collectively, “Material Agreements”) if the Company or any subsidiary were registering securities under the Securities Act. Except as set forth on Schedule 2.1(u) or in the Commission Documents, the Company and each of its subsidiaries has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and, to the best of the Company’s knowledge are not in default under any Material Agreement now in effect, the result of which could cause a Material Adverse Effect. Except as set forth on Schedule 2.1(u) or in the Commission Documents, no written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of the Company or of any subsidiary limits or shall limit the payment of dividends on the Company’s Preferred Shares, other Preferred Stock, if any, or its Common Stock.

          (v) Transactions with Affiliates. Except as set forth in the Form 10-KSB, Form 10-QSB or on Schedule 2.1(v) hereto, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company or any subsidiary on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its subsidiaries, or any person owning any capital stock of the Company or any subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.

          (w) Securities Act of 1933. Based in material part upon the representations herein of the Purchasers, the Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares and the Warrants hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Shares, the Warrants or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of the Shares and the Warrants under the registration provisions of the Securities Act and applicable state securities laws, and neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Shares and the Warrants.

          (x) Governmental Approvals. Except as set forth in the Form 10-KSB or Form 10-QSB, and except for the filing of any notice prior or subsequent to the Closing Date that may be required under applicable state and/or Federal securities laws (which if required, shall be filed on a timely basis), including the filing of a Form D and a registration statement or statements pursuant to the Registration Rights Agreement, and the filing of the Certificate of Designation with the Secretary of State for the State of Delaware, no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the Preferred Shares and the Warrants, or for the performance by the Company of its obligations under the Transaction Documents.

          (y) Employees. Neither the Company nor any subsidiary has any collective bargaining arrangements or agreements covering any of its employees, except as set forth in the Form 10-KSB, Form 10-QSB or on Schedule 2.1(y) hereto. Except as set forth in the Form 10-KSB, Form 10-QSB or on Schedule 2.1(y) hereto, neither the Company nor any subsidiary has any employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such subsidiary. Since December 31, 2005, no officer, consultant or key employee of the Company or any subsidiary whose termination, either individually or in the aggregate, could have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any subsidiary.

          (z) Absence of Certain Developments. Except as provided on Schedule 2.1(z) hereto, since December 31, 2005, neither the Company nor any subsidiary has:

               (i) issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;
               (ii) borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the Company’s or such subsidiary’s business;
               (iii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;
               (iv) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;
               (v) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;
               (vi) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business or to the Purchasers or their representatives;
               (vii) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;
               (viii) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;
               (ix) made capital expenditures or commitments therefor that aggregate in excess of $100,000;
               (x) entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business;
               (xi) made charitable contributions or pledges in excess of $25,000;
               (xii) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

               (xiii) experienced any material problems with labor or management in connection with the terms and conditions of their employment;
               (xiv) effected any two or more events of the foregoing kind which in the aggregate would be material to the Company or its subsidiaries; or
               (xv) entered into an agreement, written or otherwise, to take any of the foregoing actions.

          (aa) Public Utility Holding Company Act and Investment Company Act Status. The Company is not a “holding company” or a “public utility company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon the Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

          (bb) ERISA. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by the Company or any of its subsidiaries which is or would be materially adverse to the Company and its subsidiaries. The execution and delivery of this Agreement and the issuance and sale of the Preferred Shares will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended, provided that, if any of the Purchasers, or any person or entity that owns a beneficial interest in any of the Purchasers, is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) with respect to which the Company is a “party in interest” (within the meaning of Section 3(14) of ERISA), the requirements of Sections 407(d)(5) and 408(e) of ERISA, if applicable, are met. As used in this Section 2.1(bb), the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

          (cc) Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Preferred Shares and the Warrant Shares issuable upon exercise of the Warrants will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Preferred Shares in accordance with this Agreement and the Certificate of Designation and its obligations to issue the Warrant Shares upon the exercise of the Warrants in accordance with this Agreement and the Warrants, is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interest of other stockholders of the Company.

          (dd) Independent Nature of Purchasers. The Company acknowledges that the obligations of each Purchaser under the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under the Transaction Documents. The Company acknowledges that the decision of each Purchaser to purchase Securities pursuant to this Agreement has been made by such Purchaser independently of any other purchase and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or of its Subsidiaries which may have made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any Purchaser (or any other person) relating to or arising from any such information, materials, statements or opinions. The Company acknowledges that nothing contained herein, or in any Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Company acknowledges that each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that for reasons of administrative convenience only, the Transaction Documents have been prepared by counsel for the placement agent and such counsel does not represent the Purchasers and the Purchasers have retained their own individual counsel with respect to the transactions contemplated hereby. The Company acknowledges that it has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers. The Company acknowledges that such procedure with respect to the Transaction Documents in no way creates a presumption that the Purchasers are in any way acting in concert or as a group with respect to the Transaction Documents or the transactions contemplated hereby or thereby.

          (ee) No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Shares pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will the Company or any of its affiliates or subsidiaries take any action or steps that would cause the offering of the Shares to be integrated with other offerings. The Company does not have any registration statement pending before the Commission or currently under the Commission’s review and since October 1, 2005, the Company has not offered or sold any of its equity securities or debt securities convertible into shares of Common Stock.

          (ff) Sarbanes-Oxley Act. Except as set forth on Schedule 2.1(ff) hereto, the Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, that are effective, and intends to comply with other applicable provisions of the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, upon the effectiveness of such provisions.

          (gg) Exchange of Shares and Notes. Upon the completion of the exchanges contemplated by Sections 4.1 (s) and (t) hereto, no shares of Series B Convertible Preferred Stock and Series C Convertible Preferred Stock shall remain issued or outstanding. Upon the completion of the exchange contemplated by Section 4.1(r) and the transactions contemplated hereby, except as set forth on Schedule 2.1 (gg), all of the promissory notes payable by the Company shall be delivered for cancellation and no such promissory notes shall remain outstanding.

          Section 2.2 Representations and Warranties of the Purchasers. Each of the Purchasers hereby makes the following representations and warranties to the Company with respect solely to itself and not with respect to any other Purchaser:

          (a) Organization and Standing of the Purchasers. If the Purchaser is an entity, such Purchaser is a corporation or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

          (b) Authorization and Power. Each Purchaser has the requisite power and authority to enter into and perform this Agreement and to purchase the Preferred Shares and Warrants being sold to it hereunder. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by such Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Purchaser or its Board of Directors, stockholders, or partners, as the case may be, is required. Each of this Agreement and the Registration Rights Agreement has been duly authorized, executed and delivered by such Purchaser and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with the terms thereof.

          (c) No Conflicts. The execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation by such Purchaser of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Purchaser’s charter documents or bylaws or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which such Purchaser is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on such Purchaser). Such Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the Registration Rights Agreement or to purchase the Preferred Shares or acquire the Warrants in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, such Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

          (d) Acquisition for Investment. Each Purchaser is acquiring the Preferred Shares and the Warrants solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution. Each Purchaser does not have a present intention to sell the Preferred Shares or the Warrants, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Preferred Shares or the Warrants to or through any person or entity; provided, however, that by making the representations herein and subject to Section 2.2(f) below, such Purchaser does not agree to hold the Shares or the Warrants for any minimum or other specific term and reserves the right to dispose of the Shares or the Warrants at any time in accordance with Federal and state securities laws applicable to such disposition. Each Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Preferred Shares and the Warrants and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries and received such information as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

          (e) Status of Purchasers. Such Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Purchaser is not a broker-dealer.

          (f) Opportunities for Additional Information. Each Purchaser acknowledges that such Purchaser has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company, and to the extent deemed necessary in light of such Purchaser’s personal knowledge of the Company’s affairs, such Purchaser has asked such questions and received answers to the full satisfaction of such Purchaser, and such Purchaser desires to invest in the Company.

         (g) No General Solicitation. Each Purchaser acknowledges that the Preferred Shares and the Warrants were not offered to such Purchaser by means of any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

          (h) Rule 144. Such Purchaser understands that the Shares must be held indefinitely unless such Shares are registered under the Securities Act or an exemption from registration is available. Such Purchaser acknowledges that such Purchaser is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such person has been advised that Rule 144 permits resales only under certain circumstances. Such Purchaser understands that to the extent that Rule 144 is not available, such Purchaser will be unable to sell any Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

          (i) General. Such Purchaser understands that the Shares are being offered and sold in reliance on a transactional exemption from the registration requirement of Federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Shares.

          (j) Independent Investment. Except as may be disclosed in any filings with the Commission by the Purchasers under Section 13 and/or Section 16 of the Exchange Act, no Purchaser has agreed to act with any other Purchaser for the purpose of acquiring, holding, voting or disposing of the Shares purchased hereunder for purposes of Section 13(d) under the Exchange Act, and each Purchaser is acting independently with respect to its investment in the Shares.

ARTICLE III

Covenants

     The Company covenants with each of the Purchasers as follows, which covenants are for the benefit of the Purchasers and their permitted assignees (as defined herein).

          Section 3.1 Securities Compliance. The Company shall notify the Commission in accordance with their rules and regulations, of the transactions contemplated by any of the Transaction Documents, including filing a Form D with respect to the Preferred Shares, Warrants, Conversion Shares and Warrant Shares as required under Regulation D, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Preferred Shares, the Warrants, the Conversion Shares and the Warrant Shares to the Purchasers or subsequent holders.

          Section 3.2 Registration and Listing. The Company will cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, will comply with all requirements related to any registration statement filed pursuant to this Agreement or the Registration Rights Agreement, and will not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will take all action necessary to continue the listing or trading of its Common Stock on the OTC Bulletin Board, The Nasdaq Capital Market or other exchange or market on which the Common Stock is trading.

          Section 3.3 Inspection Rights. The Company shall permit, during normal business hours and upon reasonable request and reasonable notice, each Purchaser or any employees, agents or representatives thereof, so long as such Purchaser shall be obligated hereunder to purchase the Preferred Shares or shall beneficially own any Preferred Shares, or shall own Conversion Shares which, in the aggregate, represent more than 2% of the total combined voting power of all voting securities then outstanding, for purposes reasonably related to such Purchaser’s interests as a stockholder to examine and make reasonable copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company and any subsidiary, and to discuss the affairs, finances and accounts of the Company and any subsidiary with any of its officers, consultants, directors, and key employees.

          Section 3.4 Compliance with Laws. The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could have a Material Adverse Effect.

          Section 3.5 Keeping of Records and Books of Account. The Company shall keep and cause each subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

          Section 3.6 Reporting Requirements. If the Commission ceases making periodic reports filed under the Exchange Act available via the Internet, then at a Purchaser’s request the Company shall furnish the following to such Purchaser so long as such Purchaser shall be obligated hereunder to purchase the Preferred Shares or shall beneficially own any Preferred Shares, or shall own Conversion Shares which, in the aggregate, represent more than 2% of the total combined voting power of all voting securities then outstanding:

          (a) Quarterly Reports filed with the Commission on Form 10-QSB as soon as practical after the document is filed with the Commission, and in any event within five (5) days after the document is filed with the Commission;

          (b) Annual Reports filed with the Commission on Form 10-KSB as soon as practical after the document is filed with the Commission, and in any event within five (5) days after the document is filed with the Commission; and

          (c) Copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such holders of Common Stock.

          Section 3.7 Amendments. The Company shall not amend or waive any provision of the Certificate or Bylaws of the Company in any way that would adversely affect the liquidation preferences, dividends rights, conversion rights, voting rights or redemption rights of the Preferred Shares; provided, however, that any creation and issuance of another series of Junior Stock (as defined in the Certificate of Designation) shall not be deemed to materially and adversely affect such rights, preferences or privileges.

          Section 3.8 Other Agreements. The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability to perform of the Company or any subsidiary under any Transaction Document.

          Section 3.9 Distributions. So long as any Preferred Shares or Warrants remain outstanding, the Company agrees that it shall not (i) declare or pay any dividends or make any distributions to any holder(s) of Common Stock or (ii) purchase or otherwise acquire for value, directly or indirectly, any Common Stock or other equity security of the Company.

          Section 3.10 Status of Dividends. The Company covenants and agrees that (i) no Federal income tax return or claim for refund of Federal income tax or other submission to the Internal Revenue Service will adversely affect the Preferred Shares, any other series of its Preferred Stock, or the Common Stock, and no deduction shall operate to jeopardize the availability to Purchasers of the dividends received deduction provided by Section 243(a)(1) of the Code or any successor provision, (ii) in no report to shareholders or to any governmental body having jurisdiction over the Company or otherwise will it treat the Preferred Shares other than as equity capital or the dividends paid thereon other than as dividends paid on equity capital unless required to do so by a governmental body having jurisdiction over the accounts of the Company or by a change in generally accepted accounting principles required as a result of action by an authoritative accounting standards setting body, and (iii) it will take no action which would result in the dividends paid by the Company on the Preferred Shares out of the Company’s current or accumulated earnings and profits being ineligible for the dividends received deduction provided by Section 243(a)(1) of the Code. The preceding sentence shall not be deemed to prevent the Company from designating the Preferred Stock as “Convertible Preferred Stock” in its annual and quarterly financial statements in accordance with its prior practice concerning other series of preferred stock of the Company. In the event that the Purchasers have reasonable cause to believe that dividends paid by the Company on the Preferred Shares out of the Company’s current or accumulated earnings and profits will not be treated as eligible for the dividends received deduction provided by Section 243(a)(1) of the Code, or any successor provision, the Company will, at the reasonable request of the Purchasers of 51% of the outstanding Preferred Shares, join with the Purchasers in the submission to the Service of a request for a ruling that dividends paid on the Shares will be so eligible for Federal income tax purposes, at the Purchasers expense. In addition, the Company will reasonably cooperate with the Purchasers (at Purchasers’ expense) in any litigation, appeal or other proceeding challenging or contesting any ruling, technical advice, finding or determination that earnings and profits are not eligible for the dividends received deduction provided by Section 243(a)(1) of the Code, or any successor provision to the extent that the position to be taken in any such litigation, appeal, or other proceeding is not contrary to any provision of the Code. Notwithstanding the foregoing, nothing herein contained shall be deemed to preclude the Company from claiming a deduction with respect to such dividends if (i) the Code shall hereafter be amended, or final Treasury regulations thereunder are issued or modified, to provide that dividends on the Preferred Shares or Conversion Shares should not be treated as dividends for Federal income tax purposes or that a deduction with respect to all or a portion of the dividends on the Shares is allowable for Federal income tax purposes, or (ii) in the absence of such an amendment, issuance or modification and after a submission of a request for ruling or technical advice, the Service shall issue a published ruling that dividends on the shares should not be treated as dividends for Federal income tax purposes. If the Service specifically determines that the Preferred Shares or Conversion Shares constitute debt, the Company may file protective claims for refund.

          Section 3.11 Intentionally Omitted.

          Section 3.12 Future Financings; Right of First Offer and Refusal. (a) For purposes of this Agreement, a “Subsequent Financing” shall be defined as any subsequent offer or sale to, or exchange with (or other type of distribution to), any third party of Common Stock or any securities convertible, exercisable or exchangeable into Common Stock, including debt securities so convertible, in a private transaction (collectively, the “Financing Securities”) other than a Permitted Financing. For purposes of this Agreement, “Permitted Financing” shall mean any transaction involving (i) the Company’s issuance of any Financing Securities (other than for cash) in connection with an acquisition of the Company, (ii) the Company’s issuance of Financing Securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital and the Company has received the prior written consent of the Purchasers, (iii) the Company’s issuance of Financing Securities in connection with bona fide firm underwritten public offerings of its securities, (iv) the Company’s issuance of Common Stock or the issuance or grants of options to purchase Common Stock pursuant to the Company’s stock option plans and employee stock purchase plans outstanding on the date hereof and which have been approved by the Board of Directors of the Company, (v) as a result of the exercise of options or warrants or conversion of convertible notes or preferred stock which are granted or issued as of the date of this Agreement or issued pursuant to this Agreement, (vi) any Warrants issued to the Purchasers and any warrants issued to the placement agent for the transactions contemplated by this Agreement in connection with other financial services rendered to the Company, or (vii) the payment of any dividend on the Preferred Shares.

          (b) During the period commencing on the Closing Date and ending on the date that is twelve (12) months following the Closing Date, the Company covenants and agrees to promptly notify (in no event later than five (5) days after making or receiving an applicable offer) in writing (a “Rights Notice”) each Purchaser of the terms and conditions of any proposed Subsequent Financing. The Rights Notice shall describe, in reasonable detail, the proposed Subsequent Financing, the proposed closing date of the Subsequent Financing, which shall be within thirty (30) calendar days from the date of the Rights Notice, including, without limitation, all of the terms and conditions thereof and proposed definitive documentation to be entered into in connection therewith. The Rights Notice shall provide each Purchaser an option (the “Rights Option”) during the ten (10) trading days following delivery of the Rights Notice (the “Option Period”) to inform the Company whether such Purchaser will purchase up to fifty percent (50%) of the stated value of the Preferred Shares held by such Purchaser on the date the Rights Notice was delivered to the Purchaser for the securities being offered in such Subsequent Financing on the same, absolute terms and conditions as contemplated by such Subsequent Financing (the “First Refusal Rights”). If any Purchaser elects not to participate in such Subsequent Financing, the other Purchasers may participate on a pro-rata basis so long as such participation in the aggregate does not exceed fifty percent (50%) of the stated value of all Preferred Shares outstanding as of the date of the Rights Notice. For purposes of this Section, all references to “pro rata” means, for any Purchaser electing to participate in such Subsequent Financing, the percentage obtained by dividing (x) the total number of Preferred Shares purchased by such Purchaser at the Closing by (y) the total number of Preferred Shares purchased by all of the participating Purchasers at the Closing. Delivery of any Rights Notice constitutes a representation and warranty by the Company that there are no other material terms and conditions, arrangements, agreements or otherwise except for those disclosed in the Rights Notice, to provide additional compensation to any party participating in any proposed Subsequent Financing, including, but not limited to, additional compensation based on changes in the purchase price or any type of reset or adjustment of a purchase or conversion price or to issue additional securities at any time after the closing date of a Subsequent Financing. If the Company does not receive notice of exercise of the Rights Option from the Purchasers within the Option Period, the Company shall have the right to close the Subsequent Financing on the scheduled closing date with a third party; provided that all of the material terms and conditions of the closing are the same as those provided to the Purchasers in the Rights Notice. If the closing of the proposed Subsequent Financing does not occur on that date, any closing of the contemplated Subsequent Financing or any other Subsequent Financing shall be subject to all of the provisions of this Section 3.12, including, without limitation, the delivery of a new Rights Notice. The provisions of this Section 3.12(b) shall not apply to issuances of Financing Securities in a Permitted Financing.

          Section 3.13 Reservation of Shares. So long as any of the Preferred Shares or Warrants remain outstanding, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, an amount equal to at least one hundred twenty percent (120%) of the number of shares of Common Stock as shall from time to time be sufficient to provide for the issuance of the Conversion Shares and the Warrant Shares.

          Section 3.14 Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of each Purchaser or its respective nominee(s), for the Conversion Shares and the Warrant Shares in such amounts as specified from time to time by each Purchaser to the Company upon conversion of the Preferred Shares or exercise of the Warrants in the form of Exhibit E attached hereto (the “Irrevocable Transfer Agent Instructions”). Prior to registration of the Conversion Shares and the Warrant Shares under the Securities Act, all such certificates shall bear the restrictive legend specified in Section 5.1 of this Agreement. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 3.14 will be given by the Company to its transfer agent and that the Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. If a Purchaser provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Shares may be made without registration under the Securities Act or the Purchaser provides the Company with reasonable assurances that the Shares can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold, the Company shall permit the transfer, and, in the case of the Conversion Shares and the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Purchaser and without any restrictive legend. The Company acknowledges that a breach by it of its obligations under this Section 3.14 will cause irreparable harm to the Purchasers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 3.14 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 3.14, that the Purchasers shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

          Section 3.15 Disposition of Assets. So long as the Preferred Shares remain outstanding, neither the Company nor any Subsidiary shall sell, transfer or otherwise dispose of any of its properties, assets and rights including, without limitation, its software and intellectual property, to any person except for sales to customers in the ordinary course of business or with the prior written consent of the holders of a majority of the Preferred Shares then outstanding.

          Section 3.16 Reporting Status. So long as a Purchaser beneficially owns any of the Securities, the Company shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

          Section 3.17 Disclosure of Transaction. The Company shall issue a press release describing the material terms of the transactions contemplated hereby (the “Press Release”) as soon as practicable after the Closing but in no event later than one hour after the Closing; provided, however, that if the Closing occurs after 4:00 P.M. Eastern Time on any Trading Day, the Company shall issue the Press Release no later than 9:00 A.M. Eastern Time on the first Trading Day following the Closing Date. The Company shall also file with the Commission a Current Report on Form 8-K (the “Form 8-K”) describing the material terms of the transactions contemplated hereby (and attaching as exhibits thereto this Agreement, the Registration Rights Agreement, the Certificate of Designation, the form of Warrant and the Press Release) as soon as practicable following the Closing Date but in no event more than two (2) Trading Days following the Closing Date, which Press Release and Form 8-K shall be subject to prior review and comment by the Purchasers. “Trading Day” means any day during which the OTC Bulletin Board (or other principal exchange on which the Common Stock is traded) shall be open for trading.

          Section 3.18 Disclosure of Material Information. The Company covenants and agrees that neither it nor any other person acting on its behalf has provided or will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

          Section 3.19 Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by a Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Common Stock. The pledge of Common Stock shall not be deemed to be a transfer, sale or assignment of the Common Stock hereunder, and no Purchaser effecting a pledge of Common Stock shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document; provided that a Purchaser and its pledgee shall be required to comply with the provisions of Article V hereof in order to effect a sale, transfer or assignment of Common Stock to such pledgee. At the Purchasers’ expense, the Company hereby agrees to execute and deliver such documentation as a pledgee of the Common Stock may reasonably request in connection with a pledge of the Common Stock to such pledgee by a Purchaser.

          Section 3.20 Restrictions on Certain Issuances of Securities. So long as any Preferred Shares remain outstanding, the Company shall not issue any securities that rank pari passu or senior to the Preferred Shares without the prior written consent of the holders of at least eighty percent (80%) of the Preferred Shares outstanding at such time.

          Section 3.21 Independent Board Members. No later than September 30, 2006, the Company shall provide evidence that its Board of Directors complies with the listing rules of The Nasdaq Capital Market and the Sarbanes-Oxley Act and consists of five members which shall include three current members and two additional members that are reasonably acceptable to the Purchasers.

          Section 3.22 Application for Nasdaq Listing. The Company shall use its best efforts to file an initial listing application for its Common Stock to be listed on The Nasdaq Capital Market no later than June 30, 2006 and the Company shall use its best efforts to cause its shares of Common Stock to be listed on The Nasdaq Capital Market as soon as practicable, but in no event later than October 31, 2006. In the event that the Company does not file the initial listing application by June 30, 2006 or the Company’s shares of Common Stock, including the Conversion Shares and the Warrant Shares, are not listed on The Nasdaq Capital Market by October 31, 2006, the Company shall pay a penalty to each Purchaser on a monthly basis equal to one percent (1%) of each Purchaser’s portion of the Purchase Price, but in no event shall such penalties exceed more than ten percent (10%) of each Purchaser’s portion of the Purchase Price.

ARTICLE IV

CONDITIONS

          Section 4.1 Conditions Precedent to the Obligation of the Company to Sell the Shares. The obligation hereunder of the Company to issue and sell the Preferred Shares and the Warrants to the Purchasers is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a)
Accuracy of Each Purchaser’s Representations and Warranties. The representations and warranties of each Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

(b)
Performance by the Purchasers. Each Purchaser shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Closing.

(c)
No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d)	Delivery of Purchase Price. The Purchase Price for the Preferred Shares and Warrants has been delivered to the Company at the Closing Date.

(e)	Delivery of Transaction Documents. The Transaction Documents have been duly executed and delivered by the Purchasers to the Company.

 Section 4.2 Conditions Precedent to the Obligation of the Purchasers to Purchase the Shares. The obligation hereunder of each Purchaser to acquire and pay for the Preferred Shares and the Warrants is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for each Purchaser’s sole benefit and may be waived by such Purchaser at any time in its sole discretion.

     (a) Accuracy of the Company’s Representations and Warranties. Each of the representations and warranties of the Company in this Agreement and the Registration Rights Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that are expressly made as of a particular date), which shall be true and correct in all material respects as of such date.

     (b) Performance by the Company. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

     (c) No Suspension, Etc. Trading in the Company’s Common Stock shall not have been suspended by the Commission or the OTC Bulletin Board (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the applicable Closing), and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg Financial Markets (“Bloomberg”) shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by Bloomberg, or on the New York Stock Exchange, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Preferred Shares.

     (d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

     (e) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

          (f) Certificate of Designation of Rights and Preferences. Prior to the Closing, the Certificate of Designation in the form of Exhibit C attached hereto shall have been filed with the Secretary of State of Delaware.

          (g) Opinion of Counsel, Etc. At the Closing, the Purchasers shall have received an opinion of counsel to the Company, dated the date of the Closing, in the form of Exhibit F hereto, and such other certificates and documents as the Purchasers or its counsel shall reasonably require incident to the Closing.

          (h) Registration Rights Agreement. At the Closing, the Company shall have executed and delivered the Registration Rights Agreement to each Purchaser.

         (i) Certificates. The Company shall have executed and delivered to the Purchasers the certificates (in such denominations as such Purchaser shall request) for the Preferred Shares and the Warrants (in such denominations as such Purchaser shall request) being acquired by such Purchaser at the Closing.

       (j) Resolutions. The Board of Directors of the Company shall have adopted resolutions consistent with Section 2.1(b) hereof in a form reasonably acceptable to such Purchaser (the “Resolutions”).

       (k) Reservation of Shares. As of the Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares and the exercise of the Warrants, a number of shares of Common Stock equal to at least one hundred twenty percent (120%) of the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Preferred Shares outstanding on the Closing Date and the Warrant Shares issuable upon exercise of the Warrants as of the Closing Date, in each case, without regard to any limitations on conversion or exercise.

        (l) Transfer Agent Instructions. The Irrevocable Transfer Agent Instructions, in the form of Exhibit E attached hereto, shall have been delivered to and acknowledged in writing by the Company’s transfer agent.

          (m) Secretary’s Certificate. The Company shall have delivered to such Purchaser a secretary’s certificate, dated as of the Closing Date, as to (i) the Resolutions, (ii) the Certificate, (iii) the Bylaws, (iv) the Certificate of Designation, each as in effect at the Closing, and (iv) the authority and incumbency of the officers of the Company executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith.

          (n) Officer’s Certificate. The Company shall have delivered to the Purchasers a certificate of an executive officer of the Company, dated as of the Closing Date, confirming the accuracy of the Company’s representations, warranties and covenants as of such Closing Date and confirming the compliance by the Company with the conditions precedent set forth in this Section 4.2 as of the Closing Date.

          (o) Material Adverse Effect. No Material Adverse Effect shall have occurred at or before the Closing Date.

          (p) Lock-Up Agreements. Prior to or at the Closing, the Lock-Up Agreements entered into between the Company and certain persons or entities, including Paul Kruger and/or his affiliates, a form of which is attached hereto as Exhibit G, shall have been fully executed and delivered to the Purchasers.

       (q) Resignation of Chief Executive Officer. At or before the Closing Date, Paul Kruger shall have resigned as the Company’s Chief Executive Officer and Tom Deery shall have assumed the position as Interim Chief Executive Officer.

          (r) Exchange of Boundless Investments, LLC Promissory Note. Prior to or at the Closing, Boundless Investments, LLC shall have converted a promissory note issued in the aggregate principal amount of $1,000,000 into shares of the Company’s Series B Convertible Preferred Stock and Boundless Investments, LLC shall have exchanged such shares of Series B Convertible Preferred Stock into Preferred Shares, pursuant to the terms and conditions set forth in the Boundless Investments, LLC Exchange Agreement, a form of which is attached hereto as Exhibit H.

          (s) Exchange of Series B Convertible Preferred Stock. Prior to or at the Closing, holders of the Company’s Series B Convertible Preferred Stock, as more fully set forth in Schedule 4.2(t), shall have exchanged such shares of Series B Convertible Preferred Stock for Preferred Shares, pursuant to the terms and conditions set forth in the Series B Convertible Preferred Stock Exchange Agreement, a form of which is attached hereto as Exhibit I.

          (t) Exchange of Series C Convertible Preferred Stock. Prior to or at the Closing, holders of the Company’s Series C Convertible Preferred Stock, as more fully set forth in Schedule 4.2(u), shall have exchanged such shares of Series C Convertible Preferred Stock for Preferred Shares, pursuant to the terms and conditions set forth in the Series C Convertible Preferred Stock Exchange Agreement, a form of which is attached hereto as Exhibit J.

ARTICLE V

Stock Certificate Legend

       Section 5.1 Legend. Each certificate representing the Preferred Shares and the Warrants, and, if appropriate, securities issued upon conversion thereof, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

THESE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR DIRT MOTOR SPORTS, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

          The Company agrees to reissue certificates representing any of the Conversion Shares and the Warrant Shares, without the legend set forth above if at such time, prior to making any transfer of any such securities, such holder thereof shall give written notice to the Company describing the manner and terms of such transfer and removal as the Company may reasonably request. Such proposed transfer and removal will not be effected until: (a) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that the registration of the Conversion Shares or the Warrant Shares under the Securities Act is not required in connection with such proposed transfer, (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Company with the Commission and has become effective under the Securities Act, (iii) the Company has received other evidence reasonably satisfactory to the Company that such registration and qualification under the Securities Act and state securities laws are not required, or (iv) the holder provides the Company with reasonable assurances that such security can be sold pursuant to Rule 144 under the Securities Act; and (b) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that registration or qualification under the securities or “blue sky” laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or “blue sky” laws has been effected or a valid exemption exists with respect thereto. The Company will respond to any such notice from a holder within three (3) business days. In the case of any proposed transfer under this Section 5.1, the Company will use reasonable efforts to comply with any such applicable state securities or “blue sky” laws, but shall in no event be required, (x) to qualify to do business in any state where it is not then qualified, (y) to take any action that would subject it to tax or to the general service of process in any state where it is not then subject, or (z) to comply with state securities or “blue sky” laws of any state for which registration by coordination is unavailable to the Company. The restrictions on transfer contained in this Section 5.1 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement. Whenever a certificate representing the Conversion Shares or Warrant Shares is required to be issued to a Purchaser without a legend, in lieu of delivering physical certificates representing the Conversion Shares or Warrant Shares (provided that a registration statement under the Securities Act providing for the resale of the Warrant Shares and Conversion Shares is then in effect), the Company shall cause its transfer agent to electronically transmit the Conversion Shares or Warrant Shares to a Purchaser by crediting the account of such Purchaser’s Prime Broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system (to the extent not inconsistent with any provisions of this Agreement).

ARTICLE VI

Indemnification

       Section 6.1 General Indemnity. The Company agrees to indemnify and hold harmless the Purchasers (and their respective directors, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by the Purchasers as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein. Each Purchaser severally but not jointly agrees to indemnify and hold harmless the Company and its directors, officers, affiliates, agents, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by the Company as result of any inaccuracy in or breach of the representations, warranties or covenants made by such Purchaser herein. The maximum aggregate liability of each Purchaser pursuant to its indemnification obligations under this Article VI shall not exceed the portion of the Purchase Price paid by such Purchaser hereunder.

          Section 6.2 Indemnification Procedure. Any party entitled to indemnification under this Article VI (an “indemnified party”) will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article VI except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnified party a conflict of interest between it and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such  action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article VI to the contrary, the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the indemnified party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

ARTICLE VII

Miscellaneous

          Section 7.1 Fees and Expenses. Except as otherwise set forth in this Agreement, the Registration Rights Agreement or the Certificate of Designation, each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, provided that the Company shall pay all actual attorneys’ fees and expenses (including disbursements and out-of-pocket expenses) incurred by the Purchasers in connection with (i) the preparation, negotiation, execution and delivery of this Agreement, and the other Transaction Documents and the transactions contemplated thereunder, which payment shall be made at Closing, (ii) the filing and declaration of effectiveness by the Commission of the Registration Statement (as defined in the Registration Rights Agreement) and (iii) any amendments, modifications or waivers of this Agreement or any of the other Transaction Documents. In addition, the Company shall pay all reasonable fees and expenses incurred by the Purchasers in connection with the enforcement of this Agreement or any of the other Transaction Documents, including, without limitation, all reasonable attorneys’ fees and expenses. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Preferred Shares pursuant hereto.

          Section 7.2 Specific Enforcement, Consent to Jurisdiction.

          (a) The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement, the Certificate of Designation or the Registration Rights Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the Registration Rights Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

          (b) Each of the Company and the Purchasers (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchasers consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 7.2 shall affect or limit any right to serve process in any other manner permitted by law.

          Section 7.3 Entire Agreement; Amendment. This Agreement and the Transaction Documents contains the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the Transaction Documents or the Certificate of Designation, neither the Company nor any of the Purchasers makes any representations, warranty, covenant or undertaking with respect to such matters and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. No provision of this Agreement may be waived or amended other than by a written instrument signed by the Company and the holders of at least seventy-five percent (75%) of the Preferred Shares then outstanding, and no provision hereof may be waived other than by an a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents or the Certificate of Designation unless the same consideration is also offered to all of the parties to the Transaction Documents or holders of Preferred Shares, as the case may be.

          Section 7.4 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:	Dirt Motor Sports, Inc.
2500 McGee Drive, Suite 147
Norman, Oklahoma 73072

Attention: Chief Executive Officer
Tel. No.: (405) 360-5047
Fax No.: (405) 360-5354

with copies to:	Jackson Walker L.L.P.
2435 N. Central Expressway
Suite 600
Richardson, Texas, 75080
Attention: Richard F. Dahlson
Tel No.: (972) 744-2996
Fax No.: (972) 744-2990

If to any Purchaser:	At the address of such Purchaser set forth on Exhibit A to this Agreement, with copies to Purchaser’s counsel as set forth on Exhibit A or as specified in writing by such Purchaser with copies to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Christopher S. Auguste
Tel No.: (212) 715-9100
Fax No.: (212) 715-8000

and, with respect to any notice to Magnetar Capital Master Fund, Ltd., a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Eleazer N. Klein
Tel No.: (212) 756-2000
Fax No.: (212) 593-5955

     Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

      Section 7.5 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

          Section 7.6 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

          Section 7.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

          Section 7.8 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

 Section 7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

   Section 7.10 Survival. The representations, warranties, agreements and covenants of the Company and the Purchasers shall survive the execution and delivery hereof and the Closing.

          Section 7.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause four additional executed signature pages to be physically delivered to the other parties within five days of the execution and delivery hereof.

         Section 7.12 Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Purchasers without the consent of the Purchasers unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

          Section 7.13 Severability. The provisions of this Agreement, the Certificate of Designation and the Registration Rights Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement, the Certificate of Designation or the Registration Rights Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, the Certificate of Designation or the Registration Rights Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

          Section 7.14 Further Assurances. From and after the date of this Agreement, upon the request of any Purchaser or the Company, each of the Company and the Purchasers shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Preferred Shares, the Conversion Shares, the Warrants, the Warrant Shares, the Certificate of Designation, and the Registration Rights Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

DIRT MOTOR SPORTS, INC.

By:  /s/ Brian Carter
Name:  Brian Carter
Title:  EVP & CFO

PURCHASER

NORTH SOUND LEGACY INSTITUTIONAL FUND LLC
  By:  North Sound Capital LLC; Manager

By:  /s/ Thomas E. McCauley
Name:  Thomas E. McCauley

NORTH SOUND LEGACY INTERNATIONAL LLC
  By:  North Sound Capital LLC; Investment Advisor

By:  /s/ Thomas E. McCauley
Name:  Thomas E. McCauley

VICIS CAPITAL MASTER FUND
  By:  Vicis Capital LLC

By:  /s/ Keith W. Hughes
Name:  Keith W. Hughes
Title:  CFO

NORTHWOOD CAPITAL PARTNERS, LP

By:  /s/ Robert A. Berlecher
Name:  Robert A. Berlecher
Title:  Mgr, GP

CABERNET PARTNERS, LP

By:  /s/ Robert A. Berlecher
Name:  Cabernet Partners, LP Robert A Berlecher
Title:  GP

CHARDONNAY PARTNERS, LP

By:  /s/ Robert A. Berlecher
Name:  Cabernet Partners, LP Robert A Berlecher
Title:  GP

INSIGNIA PARTNERS, LP

By:  /s/ Robert A. Berlecher
Name:  Cabernet Partners, LP Robert A Berlecher
Title:  GP

By:  /s/ Thomas I. Unterberg
Name:  Thomas I. Unterberg
Title:

VISION OPPORTUNITY MASTER FUND

By:  /s/ Adam Ben
Name:  Adam Ben
Title:  Portfolio Manager

GRAHAM PARTNERS, LP

By:  /s/ Cherie Trost
Name:  Cherie Trost
Title:  CFO

By:  /s/ Jeffrey M. Gallups
Name:  Jeffrey M. Gallups
Title:

TOIBB INVESTMENT LLC

By:  /s/ Howard Smuckler
Name:  Howard Smuckler
Title:  CFO

WHITEHAVEN CAPITAL FUND

By:  /s/ Evan Schemmer
Name:  Evan Schemmer
Title:  CFO

SMITHFIELD FIDUCIARY LLC

By:  /s/ A. J. Storch
Name:  A. J. Storch
Title:  Authorized Signatory

IROQUOIS MASTER FUND LTD

By:  /s/ Joshua Silverman
Name:  Joshua Silverman
Title:  Authorized Signatory

C.E. UNTERBERG, TOWBIN CAPITAL PARTNERS I, L.P.

By:  /s/ Andrew Arno
Name:  Andrew Arno
Title:  A Managing Member of GP

BASSO FUND LTD

By:  /s/
Name:
Title:  Authorized Signatory

BASSO MULTI-STRATEGY HOLDING FUND LTD

By:  /s/
Name:
Title:  Authorized Signatory

BASSO PRIVATE OPPORTUNITIES HOLDING FUND LTD

By:  /s/
Name:
Title:  Authorized Signatory

DISCLOSURE SCHEDULE
TO
SERIES D CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

SCHEDULE 2.1(a)

Subsidiaries:
          All wholly owned

Boundless Track Operations, Inc. – Nevada
Boundless Motor Sports Racing, Inc. – Texas (Dormant subsidiary, not in good standing)
GPX Partners, LLC – Texas (Dormant subsidiary, not in good standing)
GPX Acquisition, LLC – Texas
Carter & Miracle Concessions, LLC – Florida
Volusia Operations, LLC – Florida
Volusia Speedway Park Entertainment, LLC – Florida
Volusia Speedway Park, Inc. - Florida
Boundless Racing, Inc. – Texas
World of Outlaws, Inc. – Texas (Dormant subsidiary, not in good standing)
Federation Dirt International, Inc. - Delaware
Dirt Motorsports, Inc. – New York
United Midwestern Promoters Motorsports, LLC - Ohio

SCHEDULE 2.1(c)

Authorized Shares:

100,000,000 Common Stock, $.001 par value per share
10,000,000 Preferred Stock, $.01 par value per share of which 7,500 are designated Series A Convertible Preferred Stock; 8,000 are designated as Series B Convertible Preferred Stock and 2,500 are designated as Series C Convertible Preferred

Issued and Outstanding
Common:                                                                11,720,555 shares
Series B Convertible Preferred:                           6,883* shares
Series C Convertible Preferred:                           2,500* shares

Shares issued with registration rights:

6,882,819*	shares to be issued upon conversion of the Series B Convertible Preferred Stock. (Exchanged for Series D Convertible Preferred)
2,500,000*	shares to be issued upon conversion of the Series C Convertible Preferred Stock (Exchanged for Series D Convertible Preferred)
992,486	common shares to be issued upon exercise of the Series A Warrants to purchase common stock.
833,334 common shares to be issued upon exercise of the Series B Warrants to purchase common stock. (Exchanged for 208,334 common shares)
100,000	common shares to be issued upon exercise of the Series B Warrants to purchase common stock
1,500,000	common shares to be issued upon exercise of the Series C Warrants to purchase common stock. (Exchanged for 375,000 common shares)
700,000 common shares to be issued upon exercise of the Series C Warrants to purchase common stock
833,334	common shares to be issued upon exercise of the Series B Warrants to purchase common stock. (Exchanged for 208,336 common shares)
352,932 common shares to be issued upon exercise of the Series B Warrants to purchase common stock
2,761,106	common shares to be issued upon exercise of the Promissory Note Warrants
* - Such shares shall be exchanged for Series D Securities subject to the Series D Registration Rights Agreement as required under Section 3.2 of the Agreement

Anticipated reserves for potential option pools:
300,000 for racing teams under contract to the Company.
3,200,000 for Company employees.

SCHEDULE 2.1(e)

- None -

SCHEDULE 2.1(g)

Subsidiaries:
          All wholly owned

Boundless Track Operations, Inc. – Nevada
Boundless Motor Sports Racing, Inc. – Texas (Dormant subsidiary, not in good standing)
GPX Partners, LLC – Texas (Dormant subsidiary, not in good standing)
GPX Acquisition, LLC – Texas
Carter & Miracle Concessions, LLC – Florida
Volusia Operations, LLC – Florida
Volusia Speedway Park Entertainment, LLC – Florida
Volusia Speedway Park, Inc. - Florida
Boundless Racing, Inc. – Texas
World of Outlaws, Inc. – Texas (Dormant subsidiary, not in good standing)
Federation Dirt International, Inc. - Delaware
Dirt Motorsports, Inc. – New York
United Midwestern Promoters Motorsports, LLC - Ohio

SCHEDULE 2.1(h)

- None -

SCHEDULE 2.1(i)

- None -

SCHEDULE 2.1(j)

- None -

SCHEDULE 2.1(k)

Promissory Notes secured by two 2005 model Ford F-350 Supercrew trucks.

$220,000 note payable issued in connection with the purchase of Lernerville Speedway, which is due in $110,000 installments on May 30, 2006 and May 30, 2007.  This note is secured by a mortgage on the Lernerville Speedway Facility.

$2,310,000 notes payable issued in connection with the purchase of Lernerville Speedway, bearing interest at 7% payable annually. The balance is due upon maturity on March 15, 2009.  This note is secured by a mortgage on the Lernerville Speedway Facility.

$2,000,000 note payable issued in connection with the purchase of Volusia Speedway, bearing interest at one percent over prime and payable in fifty-nine equal monthly installments commencing at $24,000 per month and adjusted quarterly for changes in interest rates with the balance of the outstanding principal and accrued interest due on June 30, 2010.  The outstanding principle balance on this note was $1,882,847 as of March 31, 2006.  This note is secured by a mortgage on the real property, and security agreement covering the other assets acquired from Volusia Speedway.

$450,000 note payable to an individual bearing interest at 8% and due on March 31, 2007

Defaults with respect to Indebtedness:

None.

SCHEDULE 2.1(l)

- None -

SCHEDULE 2.1(m)

On October 12, 2005, Advancestar Communications, Inc. filed a Complaint for Declaratory Judgment against DIRT Motor Sports, Inc. stemming from a cease and desist letter sent by DIRT to Advanstar for its use of certain marks owned by DIRT.  DIRT and Advancestar have reached a settlement regarding all claims and are in the process of finalizing a Settlement, Mutual Release of Claims, and Co-Existence Agreement.  The material terms of the Settlement, Mutual Release of Claims, and Co-Existence provide: (1) Advancestar will cease use of its present “DIRTSPORTS” logo, agree to include a space between “DIRT” and “SPORTS”, and will to use all caps in the logo where type size of the letter “D” in DIRT will be at least 18.1 whereas “IRT” in DIRT will be no greater than 13.5; (2) Any text use by Advancestar of “DIRT SPORTS” will be used as “Dirt” in lower case letters for the “irt” portion of “Dirt”; (3) the parties will include mutual disclaimers on their respective websites for a period of 18 months advising the viewers of the non-affiliation of the parties; (4) provided that the terms of the Agreement are satisfied, neither party will object to the other’s filings of marks with the United States Patent & Trademark Office; (5) the parties shall will execute a Joint Stipulation of Dismissal with Prejudice for the current litigation; and (6) the parties mutually release each other from any and all claims arising out of, or in any related to, the current litigation.

SCHEDULE 2.1(p)

Per Engagement Letter attached hereto.

SCHEDULE 2.1(r)

“World of Outlaws”
“WoO”
“DIRT MotorSports”
“DMS”
“DIRT”
“DIRT MotorSports Atlantic Coast Championships”
“DIRT MotorSports Nor’Easter”
“DIRTCar”
“DIRT Radio Network”
“DIRTVision”
“Elite 11”
“Mean 15”
“World of Outlaws Dirty Dozen”
“Get off your Assphalt”
“Super DIRT Week”
“Think DIRT”
“This Week on DIRT”
“United Midwestern Promoters”
“UMP”
“Summer Nationals”

SCHEDULE 2.1(u)
- None -

SCHEDULE 2.1(v)

1. Lease Agreement for concessions with Carter & Miracle Concessions, LLP for Volusia Speedway Park: Volusia Operations, LLC entered into a Lease Agreement with Carter & Miracle Concessions, LLP expiring on December 31, 2007 with subsequent one year renewal terms whereby Miracle & Carter Concessions will provide for and operate the beer booth stand at Volusia Speedway for the term of this Agreement.

Employment agreements with officers of the Company:
DIRT MotorSports has entered into the following Employment Agreements:
(1)
Rob Butcher: Effective February 20, 2006 for a three year term, Mr. Butcher shall serve as the Company’s Executive Vice President and Chief Marketing Officer whereby he shall receive an annual salary of $180,000, formulaic incentive compensation, discretionary incentive compensation, 300,000 options of the Company’s common stock at at exercise price of $3.75 per share, and 150,000 shares of restricted common stock. All terms and conditions of the Employment Agreement can be viewed in the Company’s 8k filing on 3/2/06.

(2)
Ben Geisler: Effective February 20, 2006 for a three year term, Mr. Geisler shall serve as the Company’s Executive Vice President of Operations whereby he shall receive an annual salary of $180,000, formulaic incentive compensation, discretionary incentive compensation, 300,000 options of the Company’s common stock at at exercise price of $3.75 per share, and 150,000 shares of restricted common stock. All terms and conditions of the Employment Agreement can be viewed in the Company’s 8k filing on 3/2/06.

(3)
Brian Carter: Effective February 1, 2005 for a term of three years, Mr. Carter shall serve as the Company’s Chief Financial Officer whereby he shall receive an annual salary of  $180,000, and 300,000 options of the Company’s common stock. All terms and conditions of the Employment Agreement can be viewed in the Company’s 8k filing on 7/28/05.

(4)
Joe Dickey: Effective February 1, 2005 for a term of three years, Mr. Dickey shall serve as the Company’s Chief Administrative Officer whereby he shall receive an annual salary of  $150,000, and 300,000 options of the Company’s common stock. All terms and conditions of the Employment Agreement can be viewed in the Company’s 8k filing on 7/28/05.

(5)	Daniel Malasky: Effective October 18, 2004 for a term of two years, Mr. Malasky shall receive an annual salary of $120,000, and 10,000 shares of common stock.

Consultant Agreement with Tom Deery

The Company entered into a Consulting Agreement with Tom Deery, effective February 20, 2006 for a six month period with subsequent three month renewal periods, to serve as the Company’s Interim President, at a monthly rate of $15,000, 50,000 options of the Company’s common stock at a price of $4.00 per share, and 50,000 common shares of the Company’s restricted common stock.

SCHEDULE 2.1(y)

Employment agreements with Officers of the Company

Refer to Schedule 2.1(v).

SCHEDULE 2.1(z)

Common Stock Issued:
Restricted shares issued to officers of the Company in connection with Employment and Consulting agreements as disclosed in the Company’s current report on Form 8k dated March 2, 2006.

Options Issued:
Options to purchase common stock to officers and directors of the Company in connection with Employment and Consulting agreements as disclosed in the Company’s current report on Form 8k dated March 2, 2006.

Borrowings:
None except for promissory notes payable which shall be exchanged under Section 2.1 (gg) of the Purchase Agreement.

SCHEDULE 2.1(ff)

Sarbanes Oxley Disclosures

Not applicable.

SCHEDULE 2.1(gg)

Promissory Notes Payable Which Shall Remain Outstanding

$220,000 note payable issued in connection with the purchase of Lernerville Speedway, which is due in $110,000 installments on May 30, 2006 and May 30, 2007.  This note is secured by a mortgage on the Lernerville Speedway Facility.

$2,310,000 notes payable issued in connection with the purchase of Lernerville Speedway, bearing interest at 7% payable annually. The balance is due upon maturity on March 15, 2009.  This note is secured by a mortgage on the Lernerville Speedway Facility.

$2,000,000 note payable issued in connection with the purchase of Volusia Speedway, bearing interest at one percent over prime and payable in fifty-nine equal monthly installments commencing at $24,000 per month and adjusted quarterly for changes in interest rates with the balance of the outstanding principal and accrued interest due on June 30, 2010.  The outstanding principle balance on this note was $1,882,847 as of March 31, 2006.  This note is secured by a mortgage on the real property, and security agreement covering the other assets acquired from Volusia Speedway.

$450,000 note payable to an individual bearing interest at 8% and due on March 31, 2007.

EXHIBIT A to the
SERIES D CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT FOR
DIRT MOTOR SPORTS, INC.

	Number of Preferred Shares & Warrants Purchased
Name and Address of Purchasers	Preferred Shares	Warrants	Number of $.01 Warrants Exchanged/Series D Face Value
Basso Fund Ltd. c/o Basso Capital Management 1266 East Main St. Stamford, CT 06902	57.628	17,288	-
Basso Multi-Strategy Holding Fund Ltd. c/o Basso Capital Management 1266 East Main St. Stamford, CT 06902	43.979	13,194	-
Basso Private Opportunities Holding Fund Ltd. c/o Basso Capital Management 1266 East Main St. Stamford, CT 06902	50.046	15,014	-
C.E. Unterberg, Towbin Capital Partners I, LP 350 Madison Ave New York, NY 10017	59.829	17,949	-
Cabernet Partners, LP c/oNorthwood Capital Partners, L.P 1150 First Avenue, Suite 600 King of Prussia, PA 19406	35.538	10,661	-
Chardonnay Partners, LP c/oNorthwood Capital Partners, L.P 1150 First Avenue, Suite 600 King of Prussia, PA 19406	23.692	7,108	-
Graham Partners, LP 666 Fifth Ave., 37th Floor New York, NY 10103	119.658	35,898	-
Insignia Partners, LP c/oNorthwood Capital Partners, L.P 1150 First Avenue, Suite 600 King of Prussia, PA 19406	197.434	59,230	-
Iroquois Master Fund Ltd. 641 Lexington Ave, 26th Floor New York, NY 10022	119.658	35,898	-
Jeffrey M. Gallups 2365 Old Milton Pkwy, Ste 200 Alaharetta, GA 30004	23.932	7,180	-
Comtech Global Investment Ltd C1001, Skyworth Building High-Tech Industrial Park Nanshan, Shenzhen, P.R.C. 518057	23.932	7,180	-
Magnetar Capital Master Fund, Ltd. c/oMagnetar Capital LLC 1603 Orrington Avenue Evanston, IL 60201	1,196.872	359,062	-

North Sound Legacy Institutional LLC c/oNorth Sound Capital LLC 20 Horseneck Lane Greenwich, CT 06830	168.000	50,400	-
North Sound Legacy International LLC c/oNorth Sound Capital LLC 20 Horseneck Lane Greenwich, CT 06830	432.000	129,600	-
Northwood Capital Partners, L.P 1150 First Avenue, Suite 600 King of Prussia, PA 19406	138.204	41,461	-
Smithfield Fiduciary LLC Anchorage Center 2nd Floor Harbor Drive Grand Cayman, Cayman Islands	239.317	71,795	-
Thomas I. Unterberg c/o C.E. Unterberg Towbin 350 Madison Avenue New York, NY 10017	35.898	10,769	-
Toibb Investment LLC 6355 Topanga Cyn Blvd #335 Woodland Hills, CA 91367	603.464	181,039	-
Vicis Capital Master Fund c/o Vicis Capital LLC 126 E 56th Street, 7th Floor New York, NY 10022	275.364	82,609	-
Vision Opportunity Master Fund, Ltd. 317 Madison Ave, Ste 1220 New York, NY 10017	59.829	17,949	-
Whalehaven Capital Fund Limited 3rd Floor, 14 Par-La-Ville Road P.O. Box HM1027 Hamilton, Bermuda HMDX	95.727	28,718	-

DIRT Motor Sports, Inc
	Selling Stockholders' Shares Being Sold
Buyers	Restricted Shares				Unrestricted Shares
	Paul Kruger	Dombroski & ViewTrade	J. & K. Barksdale	Total Unrestricted
Basso Fund Ltd.	49,839	11,311	9,500	20,811
Basso Multi-Strategy Holding Fund Ltd.	38,035	8,632	7,250	15,882
Basso Private Opportunities Holding Fund Ltd.	43,281	9,823	8,250	18,073
Basso Total	131,155	29,766	25,000	25,000